UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2010

EDCI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34015	26-2694280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 East 44th Street, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

(646) 401-0084
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the previously announced Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) of EDCI Holdings, Inc. (“EDCI” or the “Company”), on July 16, 2010, EDCI’s Office of the Chief Financial Officer was reduced from two members to one.  In this connection, Michael D. Nixon, the Chief Accounting Officer of EDCI, who also performed the function of principal financial officer for EDCI, departed from this position with the Company to pursue other business opportunities.  Mr. Nixon’s departure became effective on July 16, 2010.

In addition, effective as of July 16, 2010, Kyle E. Blue, the Treasurer of EDCI, assumed the duties of principal financial officer for the Company previously performed by Mr. Nixon.  Mr. Blue joined EDCI in April 2007 as the Company’s Senior Manager of External Reporting and has served as EDCI’s Treasurer since May 2009. Prior to joining EDCI, Mr. Blue was an Audit Manager with the public accounting firm of Hein & Associates LLP.   Mr. Blue is a certified public accountant.

Mr. Blue currently receives an annual base salary of $145,000, and is employed on an at-will basis.  In addition, Mr. Blue is eligible to receive bonus payments in the discretion of the Company’s Board of Directors during the execution of the Plan of Dissolution if total distributions paid or payable to EDCI’s shareholders exceed pre-established thresholds per share.  Mr. Blue did not enter into any plan, contract, or arrangement to receive any additional compensation in respect of his assumption of the principal financial officer duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDCI Holdings, Inc.
Date: August 6, 2010

	By:	/s/ Clarke H. Bailey
Printed Name: Clarke H. Bailey
Title: Chief Executive Officer